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                                                                    EXHIBIT 23.1

              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

To the Board of Directors and Shareholders of Quality Systems, Inc.:


     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-00161 of Quality Systems, Inc. on Form S-1 of our report dated June 2, 1995, except for Note 8 the date of which is February 13, 1996, on the financial statements of Quality Systems, Inc. as of March 31, 1994 and 1995 and for each of the three years in the period ended March 31, 1995 and our report dated December 17, 1995 on the financial statements of Clinitec International, Inc. as of and for the year ended December 31, 1994, both appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


     Our audit of the financial statements of Quality Systems, Inc. referred to in our aforementioned report also included the financial statement schedule, listed in Item 16. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP
Costa Mesa, California

February 14, 1996